SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

      PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                    EXCHANGE ACT OF 1934

Date of Report                   February 21, 2001

                  WILSON BROTHERS USA, INC.
   (Exact name of registrant as specified in its charter)

ILLINOIS                    1-3329            36-1971260
(STATE OR OTHER     (COMMISSION FILE NO.)   (IRS EMPLOYER
JURISDICTION OF                            IDENTIFICATION
ORGANIZATION)                                     NUMBER)


                  125 King Street, Suite 204
                    Charleston, SC 29401
                       (843)-723-8684
      (ADDRESS, INCLUDING ZIP CODE, AND TELPHONE NUMBER
              INCLUDING AREA CODE OF REGISTRANT'S
                 PRINCIPAL EXECUTIVE OFFICES)

                        Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.   REGULATION FD DISCLOSURE

On January 19, 2001, Wilson Brothers USA, Inc. (the "Company") purchased 17.04% of Employment Solutions, LLC ("ES") for $920,000. ES, with its principal office in Greenwood, SC, provides long term industrial staffing in South Carolina and Georgia. To finance the purchase the Company raised $395,301 in the sale of Common Stock at a price of $1.10 per share. To finance the remaining portion of the purchase, the Company borrowed funds from Sanford ESI, LLC at prime plus 1% for 6 months. The Company is raising up to $525,000 in a private placement of convertible promissory notes convertible into Company Common Stock to repay Sanford ESI, LLC for the amounts it borrowed. John Sanford, the Company's President and majority shareholder, owns 23.5% of Sanford ESI, LLC and family members of Mr. Sanford own the balance.

ES was formed by three parties, the Company, Employment
Solutions Inc, and Sanford ESI, LLC.   The Company and
Sanford ESI, LLC contributed cash to ES and Employment
Solutions, Inc. contributed its operating business.   The
Company owns a 17.04% interest, Sanford ESI, LLC owns a 4.26% interest and Employment Solutions, Inc. owns a 78.7% interest in ES. Employment Solutions, Inc. had approximately $9.0 million in sales (unaudited) and $1.5 million in net income (unaudited) during the fiscal year ended 2000.

The Company and Sanford ESI, LLC have an option to purchase
55.09% and 23.61% of ES, respectively, from Employment
Solutions, Inc. for a purchase price of $65,306 per 1% interest. The option must be exercised in at least
$1,000,000 purchase price increments and may be exercised at any time, in whole or in part, on or before January 19, 2004.

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  WILSON BROTHERS USA, INC.

Date: February 21, 2001           By:/s/Frank J. Zanin, Jr.
                         Frank J. Zanin, Jr., Chief Executive
                         Officer and Principal Financial
                         Officer
459217-1